Exhibit 99.1

July 26, 2016	Media Contact:	Dan Turner
WILMINGTON, Del.		302-996-8372
daniel.a.turner@dupont.com
	Investor Contact:	302-774-4994

DuPont Reports Second-Quarter 2016 Results

Volumes Grew due to Strength in Agriculture, Performance Materials, and Nutrition & Health

Operating Margins Expanded in all Reportable Segments

Second-Quarter Highlights

•	GAAP[1] earnings per share totaled $1.16 versus $1.06 in prior year. Operating earnings[2] per share increased 14 percent to $1.24, including $0.05 per share of negative impact from currency.

•
Sales of $7.1 billion reflected 2-percent volume growth, due to Agriculture, Performance Materials and Nutrition & Health. Local price, currency and portfolio in aggregate negatively impacted sales by 3 percent, resulting in total sales declining 1 percent.

•
Agriculture sales reflected 3-percent volume growth, driven by higher corn seed and insecticide sales, partially offset by lower soybean volumes in North America. Volume growth was offset by negative impacts from currency and portfolio.

•	Total company gross margins expanded more than 100 basis points. Total segment operating margins increased about 250 basis points, as operating margins expanded in all reportable segments.

•	Total segment pre-tax operating earnings[2] of $1,613 million increased 11 percent, despite approximately $60 million of negative impact from currency.

•
GAAP operating costs[3] declined by approximately $160 million. Excluding significant items and non-operating pension/OPEB costs, operating costs[2] declined by approximately $220 million, a 12-percent reduction versus prior year.

•	GAAP corporate expenses declined 26 percent versus prior year. Excluding significant items, corporate expenses[2] declined by $65 million or 44 percent.

•
DuPont now expects full-year 2016 GAAP earnings to be in the range of $2.70 - $2.75 per share and has increased the low-end of its previous 2016 operating earnings[2] range by $0.10 per share to $3.15 - $3.20 per share.

WILMINGTON, Del., July 26, 2016 - DuPont (NYSE: DD), a science company that brings world-class, innovative products, materials, and services to the global marketplace, today announced second-quarter 2016 GAAP earnings of $1.16 per share and operating earnings2 of $1.24 per share. Prior year GAAP and operating earnings2 were $1.06 and $1.09 per share, respectively. Refer to Schedule B for details of significant items.

1 Generally Accepted Accounting Principles (GAAP)
2 See schedules A, C, and D for definitions and reconciliations of non-GAAP measures.
3 GAAP operating costs defined as other operating charges, selling, general & administrative, and research & development costs.

E.I. du Pont de Nemours and Company

Second-quarter 2016 sales totaled $7.1 billion, down slightly versus prior year as volume growth of 2 percent was more than offset by pressure from local price, currency and portfolio.

“Our continued focus on our plan delivered strong results. Solid execution enabled volume growth of 2 percent, and we expanded operating margins across all reportable segments. Cost savings, mix enrichment from new technologies and lower product costs contributed to the margin expansion. Continued progress on our cost savings program keeps us on track to reach $1 billion on a run-rate basis by year-end,” said Ed Breen, chair and CEO of DuPont. “We are pleased with the overwhelming vote of approval the merger received from our shareholders. We are preparing to hit the ground running immediately after closing, which we continue to expect later this year as we work closely with regulators in all relevant jurisdictions. We look forward to standing up three strong businesses and enhancing our ability to offer innovative, value-added solutions and increased choice to our customers.”

Global Consolidated Net Sales - 2nd Quarter

	Three Months Ended
	June 30, 2016		Percentage Change Due to:
(Dollars in millions)	$	% Change	Local Price and Product Mix **	Currency	Volume **	Portfolio/Other
U.S. & Canada	$3,550	(1)	(1)	—	1	(1)
EMEA*	1,418	(4)	—	—	(3)	(1)
Asia Pacific	1,557	3	(2)	(2)	6	1
Latin America	536	(1)	(1)	(6)	7	(1)

Total Consolidated Net Sales	$7,061	(1)	(1)	(1)	2	(1)

* Europe, Middle East & Africa
** Organic sales growth is defined as the sum of local price and product mix and volume.

Segment Net Sales - 2nd Quarter

	Three Months Ended
	June, 2016		Percentage Change Due to:
(Dollars in millions)	$	% Change	Local Price and Product Mix	Currency	Volume	Portfolio/Other
Agriculture	$3,218	—	—	(2)	3	(1)
Electronics & Communications	494	(6)	(2)	—	(4)	—
Industrial Biosciences	355	(1)	—	(1)	—	—
Nutrition & Health	835	1	(1)	(1)	3	—
Performance Materials	1,335	—	(4)	—	4	—
Protection Solutions	786	(2)	—	—	(2)	—
Other	38
Consolidated Net Sales	$7,061	(1)	(1)	(1)	2	(1)

Operating Earnings (1) - 2nd Quarter

			Change vs. 2015
(Dollars in millions)	2Q16	2Q15	$	%
Agriculture	$865	$772	$93	12%
Electronics & Communications	93	89	4	4%
Industrial Biosciences	62	50	12	24%
Nutrition & Health	130	100	30	30%
Performance Materials	325	301	24	8%
Protection Solutions	188	181	7	4%
Other	(50)	(46)	(4)	-9%
Total segment operating earnings (2)	1,613	1,447	166	11%

Exchange gains (losses) (2),(3)	(15)	11	(26)	nm
Corporate expenses (2)	(83)	(148)	65	-44%
Interest expense (2)	(93)	(74)	(19)	26%
Operating earnings before income taxes (1)	1,422	1,236	186	15%

Provision for income taxes on operating earnings (1)	(325)	(237)	(88)
Less: Net income attributable to noncontrolling interests	4	5	(1)
Operating earnings (1)	$1,093	$994	$99	10%

Operating earnings per share (1)	$1.24	$1.09	$0.15	14%
GAAP earnings per share	$1.16	$1.06	$0.10	9%

(1) See Schedules A, C, and D for reconciliations of non-GAAP measures.
(2) See Schedules B and C for listing of significant items and their impact by segment.
(3) See Schedule D for additional information on exchange gains and losses.

The following is a summary of business results for each of the company’s reportable segments comparing the second quarter with the prior year, unless otherwise noted.

Agriculture - Operating earnings of $865 million increased $93 million, or 12 percent, on lower product costs, higher volumes and cost savings, partially offset by a $36 million negative currency impact.  Increased corn seed and insecticide volumes were partially offset by lower soybean volumes.  Operating margins expanded by 290 basis points.  Excluding the impact of currency, operating earnings increased 17 percent.
Electronics & Communications - Operating earnings of $93 million increased $4 million, or 4 percent, as cost savings and lower product costs more than offset lower demand in consumer electronics and a $1 million negative impact from currency. Operating margins expanded by 200 basis points. Excluding the impact of currency, operating earnings increased 6 percent.
Industrial Biosciences - Operating earnings of $62 million increased $12 million, or 24 percent, on cost savings partially offset by a $3 million negative impact from currency.  Sales growth in bioactives due to benefits from new product introductions in home and personal care and increased demand in biomaterials were offset by lower volume in CleanTech.  Operating margins expanded by about 350 basis points. Excluding the impact of currency, operating earnings increased 30 percent.
Nutrition & Health - Operating earnings of $130 million increased $30 million, or 30 percent, on cost savings and broad-based volume growth led by probiotics and specialty proteins. Operating margins expanded by about 350 basis points. Excluding a $3 million negative impact from currency, operating earnings increased 33 percent.
Performance Materials - Operating earnings of $325 million increased $24 million, or 8 percent. Cost savings, increased demand in automotive markets (primarily in China and North America) and increased volumes for ethylene due to a prior year unplanned ethylene outage, were partially offset by a $16 million negative impact from currency , as well as costs associated with a contractual claim. Operating margins expanded by over 180 basis points. Excluding the impact of currency, operating earnings increased 13 percent.
Protection Solutions - Operating earnings of $188 million increased $7 million, or 4 percent, driven by lower product costs and cost savings, partially offset by lower volumes and a $4 million negative currency impact. Operating margins expanded by about 150 basis points. Volume declines in Nomex® thermal-resistant fiber and Kevlar® high-strength material were driven by weakness in the oil and gas industry and delays in military spending. Excluding the impact of currency, operating earnings increased 6 percent.
2016 Outlook
The company now expects full-year 2016 GAAP earnings to be in the range of $2.70 to $2.75 per share and operating earnings2 to be in the range of $3.15 to $3.20 per share, an increase of $0.10 per share to the low-end of its previously communicated range. The estimated negative currency impact for full-year 2016 is now expected to be about $0.15 per share.  The company continues to expect a benefit of $0.64 per share from the 2016 global cost savings and restructuring plan and a headwind from a higher base tax rate in 2016 of about $0.10 per share.  The company’s full-year 2016 GAAP earnings includes an expected charge of about $0.45 per share for transaction costs associated with the planned merger with Dow. For third-quarter 2016, the company expects operating earnings per share to be 50 percent higher than the prior year.

DuPont will hold a conference call and webcast on Tuesday, July 26, 2016, at 8:00 AM EDT to discuss this news release.  The webcast and additional presentation materials can be accessed by visiting the company’s investor website (Events & Presentations) at www.investors.dupont.com.  A replay of the conference call webcast will be available for 90 days by calling 1-630-652-3042, Passcode 7979114#.  For additional information see the investor center at http://www.dupont.com.

Use of Non-GAAP Measures
This earnings release includes information that does not conform to U.S. generally accepted accounting principles (GAAP) and are considered non-GAAP measures. These measures include the company’s consolidated results and earnings per share on an operating earnings basis, which excludes significant items and non-operating pension and other postretirement employee benefit costs (operating earnings and operating EPS), total segment pre-tax operating earnings, operating costs and corporate expenses on an operating earnings basis. Management uses these measures internally for planning, forecasting and evaluating the performance of the Company’s segments, including allocating resources and evaluating incentive compensation. Management believes that these non-GAAP measurements are meaningful to investors as they provide insight with respect to ongoing operating results of the company and provide a more useful comparison of year-over-year results. Additional non-GAAP measures presented in the earnings release include operating EPS and segment operating earnings excluding currency. Management believes that operating EPS and segment operating earnings excluding currency are useful in providing additional perspective regarding business results and trends. These non-GAAP measurements supplement our GAAP disclosures and should not be viewed as an alternative to GAAP measures of performance. Reconciliations of non-GAAP measures to GAAP are provided in schedules A, C and D. Details of significant items are provided in schedule B.

About DuPont
DuPont (NYSE: DD) has been bringing world-class science and engineering to the global marketplace in the form of innovative products, materials, and services since 1802. The company believes that by collaborating with customers, governments, NGOs, and thought leaders we can help find solutions to such global challenges as providing enough healthy food for people everywhere, decreasing dependence on fossil fuels, and protecting life and the environment. For additional information about DuPont and its commitment to inclusive innovation, please visit http://www.dupont.com.

Forward Looking Statements: This communication contains “forward-looking statements” within the meaning of the federal securities laws, including Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. In this context, forward-looking statements often address expected future business and financial performance and financial condition, and often contain words such as “expect,” “anticipate,” “intend,” “plan,” “believe,” “seek,” “see,” “will,” “would,” “target,” similar expressions, and variations or negatives of these words.

Forward-looking statements by their nature address matters that are, to different degrees, uncertain, such as statements about the consummation of the proposed transaction and the anticipated benefits thereof. Forward-looking statements are not guarantees of future performance and are based on certain assumptions and expectations of future events which may not be realized. Forward-looking statements also involve risks and uncertainties, many of which are beyond the company’s control. Some of the important factors that could cause the company’s actual results to differ materially from those projected in any such forward-looking statements are: fluctuations in energy and raw material prices; failure to develop and market new products and optimally manage product life cycles; ability to respond to market acceptance, rules, regulations and policies affecting products based on biotechnology and, in general, for products for the agriculture industry; outcome of significant litigation and environmental matters, including realization of associated indemnification assets, if any; failure to appropriately manage process safety and product stewardship issues; changes in laws and regulations or political conditions; global economic and capital markets conditions, such as inflation, interest and currency exchange rates; business or supply disruptions; security threats, such as acts of sabotage, terrorism or war, natural disasters and weather events and patterns which could affect demand as well as availability of products for the agriculture industry; ability to protect and enforce the company’s intellectual property rights; successful integration of acquired businesses and separation of underperforming or non-strategic assets or businesses; and risks related to the agreement entered on December 11, 2015, with The Dow Chemical Company pursuant to which the companies have agreed to effect an all-stock merger of equals, including the completion of the proposed transaction on anticipated terms and timing, the ability to fully and timely realize the expected benefits of the proposed transaction and risks related to the intended business separations contemplated to occur after the completion of the proposed transaction. Important risk factors relating to the proposed transaction and intended business separations include, but are not limited to, (i) the completion of the proposed transaction on anticipated terms and timing, including obtaining regulatory approvals, anticipated tax treatment, unforeseen liabilities, future capital expenditures, revenues, expenses, earnings, synergies, economic performance, indebtedness, financial condition, losses, future prospects, business and management strategies for the management, expansion and growth of the new combined company’s operations and other conditions to the completion of the merger, (ii) the ability of Dow and DuPont to integrate the business successfully and to achieve anticipated synergies, risks and costs and pursuit and/or implementation of the potential separations, including anticipated timing, any changes to the configuration of businesses included in the potential separation if implemented, (iii) the intended separation of the agriculture, material science and specialty products businesses of the combined company post-mergers in one or more tax efficient transactions on anticipated terms and timing, including a number of conditions which could delay, prevent or otherwise adversely affect the proposed transactions, including possible issues or delays in obtaining required regulatory approvals or clearances, disruptions in the financial markets or other potential barriers, (iv) potential litigation relating to the proposed transaction that could be instituted against Dow, DuPont or their respective directors, (v) the risk that disruptions from the proposed transaction will harm Dow’s or DuPont’s business, including current plans and operations, (vi) the ability of Dow or DuPont to retain and hire key personnel, (vii) potential adverse reactions or changes to business relationships resulting from the announcement or completion of the merger, (viii) uncertainty as to the long-term value of DowDuPont common stock, (ix) continued availability of capital and financing and rating agency actions, (x) legislative, regulatory and economic developments, (xi) potential business uncertainty, including changes to existing business relationships, during the pendency of the merger that could affect Dow’s and/or DuPont’s financial performance, (xii) certain restrictions during the pendency of the merger that may impact Dow’s or DuPont’s ability to pursue certain business opportunities or strategic transactions and (xiii) unpredictability and severity of catastrophic events, including, but not limited to, acts of terrorism or outbreak of war or hostilities, as well as management’s response to any of the aforementioned factors. These risks, as well as other risks associated with the proposed merger, are more fully discussed in the joint proxy statement/prospectus included in the registration statement on Form S-4 declared effective by the SEC on June 9, 2016 (File No. 333-209869), as last amended, (the “Registration Statement”) in connection with the proposed merger. While the list of factors presented here is, and the list of factors presented in the Registration Statement are, considered representative, no such list should be considered to be a complete statement of all potential risks and uncertainties. Unlisted factors may present significant additional obstacles to the realization of forward-looking statements. Consequences of material differences in results as compared with those anticipated in the forward-looking statements could include, among other things, business disruption, operational problems, financial loss, legal liability to third parties and similar risks, any of which could have a material adverse effect on Dow’s or DuPont’s consolidated financial condition, results of operations, credit rating or liquidity. Neither Dow nor DuPont assumes any obligation to publicly provide revisions or updates to any forward-looking statements regarding the proposed transaction and intended business separations, whether as a result of new information, future developments or otherwise, should circumstances change, except as otherwise required by securities and other applicable laws. The company undertakes no duty to publicly revise or update any forward-looking statements as a result of future developments, or new information or otherwise, should circumstances change, except as otherwise required by securities and other applicable laws.

# # #
7/26/16

E.I. du Pont de Nemours and Company
Consolidated Income Statements
(Dollars in millions, except per share amounts)

SCHEDULE A
	Three Months Ended June 30,		Six Months Ended June 30,
	2016	2015	2016	2015
Net sales	$7,061	$7,121	$14,466	$14,958
Cost of goods sold	3,990	4,103	8,232	8,619
Other operating charges (1)	143	174	328	322
Selling, general and administrative expenses (1)	1,211	1,274	2,339	2,494
Research and development expense	432	495	850	974
Other income, net (1)	(51)	(255)	(423)	(454)
Interest expense (1)	93	94	185	178
Employee separation / asset related charges, net (1)	(90)	2	(13)	40

Income from continuing operations before income taxes	1,333	1,234	2,968	2,785
Provision for income taxes on continuing operations (1)	306	260	712	790
Income from continuing operations after income taxes	1,027	974	2,256	1,995
Loss from discontinued operations after income taxes	(3)	(29)	—	(15)

Net income	1,024	945	2,256	1,980

Less: Net income attributable to noncontrolling interests	4	5	10	9

Net income attributable to DuPont	$1,020	$940	$2,246	$1,971

Basic earnings (loss) per share of common stock:
Basic earnings per share of common stock from continuing operations	$1.17	$1.07	$2.56	$2.19
Basic loss per share of common stock from discontinued operations	—	(0.03)	—	(0.02)
Basic earnings per share of common stock (2)	$1.16	$1.04	$2.56	$2.17

Diluted earnings (loss) per share of common stock:
Diluted earnings per share of common stock from continuing operations	$1.16	$1.06	$2.55	$2.17
Diluted loss per share of common stock from discontinued operations	—	(0.03)	—	(0.02)
Diluted earnings per share of common stock (2)	$1.16	$1.03	$2.55	$2.15

Dividends per share of common stock	$0.38	$0.49	$0.76	$0.96

Average number of shares outstanding used in earnings (loss) per share (EPS) calculation:
Basic	875,013,000	905,761,000	874,269,000	906,296,000
Diluted	879,179,000	911,681,000	878,214,000	912,748,000

Reconciliation of Non-GAAP Measures
Summary of Earnings Comparison
	Three Months Ended June 30,			Six Months Ended June 30,
	2016	2015	% Change	2016	2015	% Change
Income from continuing operations after income taxes (GAAP)	$1,027	$974	5%	$2,256	$1,995	13%
Less: Significant items benefit (charge) included in income from continuing operations after income taxes (per Schedule B)	19	32		179	(25)
Non-operating pension/OPEB costs included in income from continuing operations after income taxes (3)	(89)	(57)		(135)	(136)
Net income attributable to noncontrolling interest from continuing operations	4	5		10	9
Operating earnings (Non-GAAP) (4)	$1,093	$994	10%	$2,202	$2,147	3%

Earnings per share from continuing operations (GAAP)	$1.16	$1.06	9%	$2.55	$2.17	18%
Less: Significant items benefit (charge) included in EPS (per Schedule B)	0.02	0.04		0.20	(0.02)
Non-operating pension/OPEB costs included in EPS (3)	(0.10)	(0.07)		(0.15)	(0.16)
Operating earnings per share (Non-GAAP) (4)	$1.24	$1.09	14%	$2.50	$2.35	6%

E.I. du Pont de Nemours and Company
Condensed Consolidated Balance Sheets
(Dollars in millions, except per share amounts)

SCHEDULE A (continued)
	June 30, 2016	December 31, 2015
Assets
Current assets
Cash and cash equivalents	$4,411	$5,300
Marketable securities	742	906
Accounts and notes receivable, net	7,656	4,643
Inventories	4,756	6,140
Prepaid expenses	526	398
Total current assets	18,091	17,387
Property, plant and equipment, net of accumulated depreciation (June 30, 2016- $14,699; December 31, 2015 - $14,346)	9,624	9,784
Goodwill	4,245	4,248
Other intangible assets	3,967	4,144
Investment in affiliates	695	688
Deferred income taxes	4,474	3,799
Other assets	1,170	1,116
Total	$42,266	$41,166

Liabilities and Equity
Current liabilities
Accounts payable	$2,244	$3,398
Short-term borrowings and capital lease obligations	2,295	1,165
Income taxes	164	173
Other accrued liabilities	3,675	5,580
Total current liabilities	8,378	10,316
Long-term borrowings and capital lease obligations	8,119	7,642
Other liabilities	14,818	12,591
Deferred income taxes	410	417
Total liabilities	31,725	30,966

Commitments and contingent liabilities

Stockholders' equity
Preferred stock	237	237
Common stock, $0.30 par value; 1,800,000,000 shares authorized; Issued at June 30, 2016 - 961,258,000; December 31, 2015 - 958,388,000	288	288
Additional paid-in capital	11,212	11,081
Reinvested earnings	16,084	14,510
Accumulated other comprehensive loss	(10,757)	(9,396)
Common stock held in treasury, at cost (87,041,000 shares at June 30, 2016 and December 31, 2015)	(6,727)	(6,727)
Total DuPont stockholders' equity	10,337	9,993
Noncontrolling interests	204	207
Total equity	10,541	10,200
Total	$42,266	$41,166

E.I. du Pont de Nemours and Company
Condensed Consolidated Statement of Cash Flows
(Dollars in millions)

SCHEDULE A (continued)
	Six Months Ended June 30,
	2016	2015
Total Company

Net income	$2,256	$1,980
Adjustments to reconcile net income to cash used for operating activities:
Depreciation	473	615
Amortization of intangible assets	226	257
Net periodic pension benefit cost	320	294
Contributions to pension plans	(237)	(204)
Gain on sale of businesses and other assets	(385)	(22)
Other operating activities - net	378	59
Change in operating assets and liabilities - net	(4,534)	(5,024)
Cash used for operating activities	(1,503)	(2,045)
Investing activities
Purchases of property, plant and equipment	(507)	(938)
Investments in affiliates	(2)	(50)
Proceeds (payments) from sale of businesses and other assets - net	212	(29)
Net decrease (increase) in short-term financial instruments	174	(422)
Foreign currency exchange contract settlements	(280)	443
Other investing activities - net	(15)	13
Cash used for investing activities	(418)	(983)
Financing activities
Dividends paid to stockholders	(669)	(875)
Net increase in borrowings	1,632	2,110
Repurchase of common stock	—	(353)
Proceeds from exercise of stock options	88	201
Other financing activities - net	(14)	(81)
Cash provided by financing activities	1,037	1,002
Effect of exchange rate changes on cash	(5)	(138)
Decrease in cash and cash equivalents	(889)	(2,164)
Cash and cash equivalents at beginning of period	5,300	6,910
Cash and cash equivalents at end of period	$4,411	$4,746

Reconciliation of Non-GAAP Measure
Calculation of Free Cash Flow - Total Company
	Six Months Ended June 30,
	2016	2015
Cash used for operating activities (GAAP)	$(1,503)	$(2,045)
Purchases of property, plant and equipment	(507)	(938)
Free cash flow (Non-GAAP)	$(2,010)	$(2,983)

(1) See Schedule B for detail of significant items.
(2) The sum of the individual earnings per share amounts from continuing operations and discontinued operations may not equal the total company earnings per share amounts due to rounding.
(3) Year to date June 30, 2015 non-operating pension/OPEB costs includes an after-tax exchange loss on foreign pension balances of $23.
(4) Operating earnings and operating earnings per share are defined as earnings from continuing operations excluding significant items and non-operating pension/OPEB costs. Non-operating pension/OPEB costs includes all of the components of net periodic benefit cost from continuing operations with the exception of the service cost component.

E.I. du Pont de Nemours and Company
Schedule of Significant Items from Continuing Operations
(Dollars in millions, except per share amounts)

SCHEDULE B
SIGNIFICANT ITEMS

	Pre-tax		After-tax		($ Per Share)
	2016	2015	2016	2015	2016	2015
1st Quarter
Transaction costs (1)	$(24)	$(12)	$(21)	$(11)	$(0.02)	$(0.01)
Customer claims adjustment/recovery (2)	23	35	15	22	0.02	0.02
Gain on sale of entity (3)	369	—	214	—	0.24	—
Restructuring charges, net (4)	(77)	—	(48)	—	(0.06)	—
Asset impairment charge (5)	—	(37)	—	(30)	—	(0.03)
Ukraine devaluation (6)	—	(40)	—	(38)	—	(0.04)
1st Quarter - Total	$291	$(54)	$160	$(57)	$0.18	$(0.06)

2nd Quarter
Transaction costs (1)	$(76)	$(25)	$(59)	$(38)	$(0.07)	$(0.04)
Customer claims recovery (2)	30	—	19	—	0.02	—
Restructuring adjustments / charges (4)	90	(2)	59	(2)	0.07	—
Litigation settlement (7)	—	112	—	72	—	0.08
2nd Quarter - Total	$44	$85	$19	$32	$0.02	$0.04

Year-to-date Total (8)	$335	$31	$179	$(25)	$0.20	$(0.02)

E.I. du Pont de Nemours and Company
Schedule of Significant Items from Continuing Operations
(Dollars in millions, except per share amounts)

(1)
Second quarter and first quarter 2016 included charges of $(76) and $(24), respectively, recorded in selling, general and administrative expenses related to costs associated with the planned merger with the Dow Chemical Company and related activities.

Second quarter 2015 included charges of $(25) associated with transaction costs related to the separation of the Performance Chemicals segment consisting of $(5) recorded in other operating charges and $(20) recorded in interest expense. Second quarter 2015 also includes a tax charge of $(17) due to a state tax rate change associated with the separation. First quarter 2015 included charges of $(12) recorded in other operating charges associated with transaction costs related to the separation of the Performance Chemicals segment.

(2)
The company recorded insurance recoveries of $30 and $35 in the second quarter 2016 and first quarter 2015, respectively, in other operating charges for recovery of costs for customer claims related to the use of the Agriculture's segment Imprelis® herbicide.
First quarter 2016 included a benefit of $23 in other operating charges for reduction in accrual for customer claims related to the use of the Imprelis® herbicide.

(3)
First quarter 2016 included a gain of $369 recorded in other income, net associated with the sale of the DuPont (Shenzhen) Manufacturing Limited entity, which held certain buildings and other assets. The gain is reflected as a Corporate item.

(4)
Second quarter 2016 included a $90 benefit recorded in employee separation/asset related charges, net associated with the 2016 Global Cost Savings and Restructuring Program. This benefit was primarily due to the reduction in severance and related benefit costs due to the elimination of positions at a lower cost than expected. The benefit impacted segment earnings as follows: Agriculture - $5, Electronics & Communications - $8, Industrial Biosciences - $3, Nutrition & Health - $12, Performance Materials - $9, Protection Solutions - $7, and Corporate expenses - $46.

First quarter 2016 included a $(2) restructuring charge recorded in employee separation/asset related charges, net associated with the 2016 Global Cost Savings and Restructuring Program. This charge was primarily due to the identification of additional projects in certain segments, offset by reduction in severance and related benefit costs. The net charge impacted segment earnings as follows: Agriculture - $(21), Electronics & Communications - $7, Industrial Biosciences - $1, Nutrition & Health - $1, Performance Materials - $(4), Protection Solutions - $3, Other - $(3), and Corporate expenses - $14.

First quarter 2016 included a $(75) restructuring charge recorded in employee separation/asset related charges, net related to the decision to not re-start the Agriculture segment's insecticide manufacturing facility at the La Porte site located in La Porte, Texas. The charge included $(41) of asset related charges, $(18) of contract termination costs, and $(16) of employee severance and related benefit costs.

Second quarter 2015 included a $(2) restructuring charge recorded in employee separation/asset related charges, net associated with the 2014 restructuring program. These adjustments were primarily due to the identification of additional projects in certain segments, offset by lower than estimated individual severance costs and workforce reductions achieved through non-severance programs. The net reduction impacted segment earnings for the three months ended as follows: Agriculture - $(4), Electronics & Communications - $11, Industrial Biosciences - $(1), Nutrition & Health - $(4), Performance Materials - $(2), Protection Solutions - $1, and Other - $(3).

(5)
During first quarter of 2015, a $(37) pre-tax impairment charge was recorded in employee separation / asset related charges, net for a cost basis investment within the Other segment. The assessment resulted from the venture's revised operating plan reflecting underperformance of its European wheat based ethanol facility and deteriorating European ethanol market conditions. One of the primary investors has communicated they would not fund the revised operating plan of the investee. As a result, the carrying value of our 6% equity investment in this venture exceeds its fair value.

(6)
First quarter 2015 included a charge of $(40) in other income, net associated with remeasuring the company’s Ukrainian hryvnia net monetary assets. Ukraine’s central bank adopted a decision to no longer set the indicative hryvnia exchange rate. The hryvnia became a free-floating exchange rate and lost approximately a third of its value through the quarter.

(7)
Second quarter 2015 included a gain of $112, net of legal expenses, recorded in other income, net related to the company's settlement of a legal claim. This matter relates to the Protection Solutions segment.

(8)	Earnings per share for the year may not equal the sum of quarterly earnings per share due to the changes in average share calculations.

E.I. du Pont de Nemours and Company
Consolidated Segment Information
(Dollars in millions)

SCHEDULE C
	Three Months Ended June 30,		Six Months Ended June 30,
SEGMENT NET SALES (1)	2016	2015	2016	2015
Agriculture	$3,218	$3,218	$7,004	$7,155
Electronics & Communications	494	528	946	1,045
Industrial Biosciences	355	357	707	707
Nutrition & Health	835	826	1,636	1,639
Performance Materials	1,335	1,338	2,584	2,719
Protection Solutions	786	806	1,515	1,596
Other	38	48	74	97
Consolidated net sales	$7,061	$7,121	$14,466	$14,958

	Three Months Ended June 30,		Six Months Ended June 30,
SEGMENT OPERATING EARNINGS (1)	2016	2015	2016	2015
Agriculture	$865	$772	$1,966	$1,910
Electronics & Communications	93	89	152	168
Industrial Biosciences	62	50	125	104
Nutrition & Health	130	100	234	186
Performance Materials	325	301	598	618
Protection Solutions	188	181	364	348
Other	(50)	(46)	(109)	(77)
Total segment operating earnings	1,613	1,447	3,330	3,257
Corporate expenses	(83)	(148)	(169)	(302)
Interest expense	(93)	(74)	(185)	(158)
Operating earnings before income taxes and exchange (losses) gains	1,437	1,225	2,976	2,797
Net exchange (losses) gains (2)	(15)	11	(136)	153
Operating earnings before income taxes (Non-GAAP)	$1,422	$1,236	$2,840	$2,950
Non-operating pension/OPEB costs (3)	(133)	(87)	(207)	(196)
Total significant items before income taxes	44	85	335	31
Income from continuing operations before income taxes (GAAP)	$1,333	$1,234	$2,968	$2,785

	Three Months Ended June 30,		Six Months Ended June 30,
SIGNIFICANT ITEMS BY SEGMENT (PRE-TAX) (1)(4)	2016	2015	2016	2015
Agriculture	$35	$(4)	$(38)	$31
Electronics & Communications	8	11	15	11
Industrial Biosciences	3	(1)	4	(1)
Nutrition & Health	12	(4)	13	(4)
Performance Materials	9	(2)	5	(2)
Protection Solutions	7	113	10	113
Other	—	(3)	(3)	(40)
Total significant items by segment	74	110	6	108
Corporate expenses	(30)	(5)	329	(17)
Interest expense	—	(20)	—	(20)
Net exchange gains (losses)	—	—	—	(40)
Total significant items before income taxes	$44	$85	$335	$31

E.I. du Pont de Nemours and Company
Consolidated Segment Information
(Dollars in millions)

SCHEDULE C (continued)
Reconciliation of Segment Operating Earnings and Operating Earnings EPS excluding the impact of currency (Non-GAAP)
Segment operating earnings and operating earnings per share excluding the impact of currency assumes current operating earnings results using foreign currency exchange rates in effect for the comparable prior-year period.

	Three Months Ended June 30, 2015	Three Months Ended June 30, 2016
	Segment Operating Earnings	Segment Operating Earnings	Impact of Currency	Segment Operating Earnings Excluding Currency	% Change
Agriculture	$772	$865	$(36)	$901	17%
Electronics & Communications	89	93	(1)	94	6
Industrial Biosciences	50	62	(3)	65	30
Nutrition & Health	100	130	(3)	133	33
Performance Materials	301	325	(16)	341	13
Protection Solutions	181	188	(4)	192	6
Other	(46)	(50)	—	(50)	(9)
Total segment operating earnings	$1,447	$1,613	$(63)	$1,676	16%

	Three Months Ended June 30, 2015	Three Months Ended June 30, 2016
	Operating Earnings per share (Non-GAAP) (5)	Operating Earnings per share (Non-GAAP) (5)	Impact of Currency	Operating Earnings per share excluding currency (Non-GAAP) (5)	% Change
Operating earnings per share (Non-GAAP) (5)	$1.09	$1.24	$(0.05)	$1.29	18%

Corporate Expenses
The reconciliation below reflects GAAP corporate expenses excluding significant items.

	Three Months Ended June 30,
	2016	2015
Corporate expenses (GAAP)	$113	$153
Significant items (4)	30	5
Corporate expenses (Non-GAAP)	$83	$148

(1) Segment operating earnings is defined as income (loss) from continuing operations before income taxes excluding significant pre-tax benefits (charges), non-operating pension/OPEB costs, exchange gains (losses), corporate expenses and interest. DuPont Sustainable Solutions, previously within the company's Safety & Protection segment (now Protection Solutions) was comprised of two business units: Clean Technologies (CleanTech) and Consulting Solutions.  Effective January 1, 2016, the CleanTech business is reported in the Industrial Biosciences segment and the Consulting Solutions business unit is reported within Other.  Reclassifications of prior year data have been made to conform to current year classifications.

(2)  See Schedule D for additional information on exchange gains and losses.  Year to date June 30, 2015 exchange gains, on an operating earnings basis (Non-GAAP), excludes the impact of a $23 exchange loss on non-operating pension.

(3) Year to date June 30, 2015, non-operating pension/OPEB costs includes a $23 exchange loss on foreign pension balances.
(4) See Schedule B for detail of significant items.
(5) See Schedule A for reconciliation of operating earnings per share.

E.I. du Pont de Nemours and Company
Reconciliation of Non-GAAP Measures
(Dollars in millions, except per share amounts)

SCHEDULE D
Reconciliations of Adjusted EBIT / EBITDA to Consolidated Income Statements

	Three Months Ended June 30,		Six Months Ended June 30,
	2016	2015	2016	2015
Income from continuing operations before income taxes (GAAP)	$1,333	$1,234	$2,968	$2,785
Add: Significant items benefit before income taxes	(44)	(85)	(335)	(31)
Add: Non-operating pension/OPEB costs (1)	133	87	207	196
Operating earnings before income taxes (Non-GAAP)	$1,422	$1,236	$2,840	$2,950
Less: Net income attributable to noncontrolling interests from continuing operations	4	5	10	9
Add: Interest expense (2)	93	74	185	158
Adjusted EBIT from operating earnings (Non-GAAP)	1,511	1,305	3,015	3,099
Add: Depreciation and amortization	339	362	699	745
Adjusted EBITDA from operating earnings (Non-GAAP)	$1,850	$1,667	$3,714	$3,844

Reconciliation of Operating Costs to Consolidated Income Statement Line Items
GAAP operating costs is defined as other operating charges, selling, general and administrative expenses, and research and development costs. The reconciliation below reflects operating costs excluding significant items and non-operating pension/OPEB costs.

	Three months ended June 30, 2016				Three months ended June 30, 2015
	As Reported (GAAP)	Less: Significant Items (2)	Less: Non-Operating Pension/OPEB Costs	(Non-GAAP)	As Reported (GAAP)	Less: Significant Items (2)	Less: Non-Operating Pension/OPEB Costs	(Non-GAAP)
Other operating charges	$143	$(30)	$—	$173	$174	$5	$—	$169
Selling, general and administrative expenses	1,211	76	53	1,082	1,274	—	35	1,239
Research and development expense	432	—	20	412	495	—	13	482
Total	$1,786	$46	$73	$1,667	$1,943	$5	$48	$1,890

Reconciliation of Operating Earnings Per Share (EPS) Outlook
The reconciliation below represents the company's outlook on an operating earnings basis, defined as earnings excluding significant items and non-operating pension/OPEB costs.

	Year Ended December 31,
	2016 Outlook	2015 Actual
Operating EPS (Non-GAAP)	$ 3.15 - 3.20	$2.77

Significant items (2)
Transaction costs (3)	(0.45)	(0.07)
Gain on sale of entity	0.24	—
Restructuring adjustments / charges	0.01	(0.58)
Customer claims adjustment/recovery	0.04	0.23
Litigation settlement	—	0.10
Asset impairment charge	—	(0.03)
Ukraine devaluation	—	(0.04)

Non-operating pension/OPEB costs - estimate (4)	(0.29)	(0.29)

EPS from continuing operations (GAAP)	$ 2.70 - 2.75	$2.09

E.I. du Pont de Nemours and Company
Reconciliation of Non-GAAP Measures
(Dollars in millions, except per share amounts)

SCHEDULE D (continued)

Exchange Gains/Losses on Operating Earnings (2)
The company routinely uses forward exchange contracts to offset its net exposures, by currency, related to the foreign currency denominated monetary assets and liabilities of its operations. The objective of this program is to maintain an approximately balanced position in foreign currencies in order to minimize, on an after-tax basis, the effects of exchange rate changes. The net pre-tax exchange gains and losses are recorded in other income, net and the related tax impact is recorded in provision for (benefit from) income taxes on the Consolidated Income Statements.

	Three Months Ended June 30,		Six Months Ended June 30,
	2016	2015	2016	2015
Subsidiary Monetary Position Gain (Loss)
Pre-tax exchange gains (losses)	$146	$29	$179	$(87)
Local tax (expenses) benefits	(60)	25	(47)	(93)
Net after-tax impact from subsidiary exchange gains (losses)	$86	$54	$132	$(180)

Hedging Program Gain (Loss)
Pre-tax exchange (losses) gains	$(161)	$(18)	$(315)	$240
Tax benefits (expenses)	58	6	113	(87)
Net after-tax impact from hedging program exchange (losses) gains	$(103)	$(12)	$(202)	$153

Total Exchange Gain (Loss)
Pre-tax exchange (losses) gains (5)	$(15)	$11	$(136)	$153
Tax (expenses) benefits	(2)	31	66	(180)
Net after-tax exchange (losses) gains	$(17)	$42	$(70)	$(27)

As shown above, the "Total Exchange Gain (Loss)" is the sum of the "Subsidiary Monetary Position Gain (Loss)" and the "Hedging Program Gain (Loss)."

Reconciliation of Base Income Tax Rate to Effective Income Tax Rate
Base income tax rate is defined as the effective income tax rate less the effect of exchange gains (losses), as defined above, significant items and non-operating pension/OPEB costs.

	Three Months Ended June 30,		Six Months Ended June 30,
	2016	2015	2016	2015
Income from continuing operations before income taxes (GAAP)	$1,333	$1,234	$2,968	$2,785
Add: Significant items - benefit (2)	(44)	(85)	(335)	(31)
Non-operating pension/OPEB costs (1)	133	87	207	196
Less: Net exchange (losses) gains (5)	(15)	11	(136)	153
Income from continuing operations before income taxes, significant items, exchange (losses) gains, and non-operating pension/OPEB costs (Non-GAAP)	$1,437	$1,225	$2,976	$2,797

Provision for income taxes on continuing operations (GAAP)	$306	$260	$712	$790
Add: Tax expenses on significant items	(25)	(53)	(156)	(56)
Tax benefits on non-operating pension/OPEB costs	44	30	72	60
Tax (expenses) benefits on exchange gains/losses	(2)	31	66	(180)
Provision for income taxes on continuing earnings, excluding exchange gains (losses) (Non-GAAP)	$323	$268	$694	$614

Effective income tax rate (GAAP)	23.0%	21.1%	24.0%	28.4%
Significant items and non-operating pension/OPEB costs effect	(0.1)%	(1.9)%	(1.9)%	(1.5)%
Tax rate, from continuing operations before significant items and non-operating pension/OPEB costs	22.9%	19.2%	22.1%	26.9%
Exchange (losses) gains effect	(0.4)%	2.7%	1.2%	(4.9)%
Base income tax rate from continuing operations (Non-GAAP)	22.5%	21.9%	23.3%	22.0%

(1) Year to date June 30, 2015, non-operating pension/OPEB costs includes a $23 exchange loss on foreign pension balances.
(2) See Schedule B for detail of significant items.
(3) The 2016 outlook for significant items includes the current estimate for full year 2016 transaction costs associated with the planned merger with The Dow Chemical Company and related activities.
(4) The 2016 estimate for non-operating pension/OPEB costs does not include additional settlements and curtailments expected during the remainder of the year as a result of actions associated with the 2016 global cost savings and restructuring plan.

(5) Year to date June 30, 2015 exchange gains, on an operating earnings basis (Non-GAAP), excludes a $23 exchange loss on non-operating pension.